Exhibit 10.38
January 31, 2007
Dear Ms. McAlister
When executed by all the parties below this letter will serve as an extension until July 31, 2007 of the Note Payable of Remote Knowledge, Inc. (“RKI”), dated July 25, 2006 ,and due January 31, 2007 for $250,000 issued to Lewie Ventures, LP ( “Holder”) (the “Note”).
As consideration for this 6 month extension RKI will issue to Holder 83,333 shares of its common stock. All terms of the Note except the due date shall remain unchanged and in full force and effect.

Agreed and Accepted	Agreed and Accepted
Lewie Ventures, LP (Holder)	Remote Knowledge, Inc.
by	by	/s/ Henry Houston
Henry Houston its CFO

/s/ Dan Granader

Dan Granader (Guarantor)

/s/ Alan Granader

Alan Granader (Guarantor)